Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrative Committee
of the Campbell Soup Company Savings Plus Plan
for Hourly-Paid Employees
We consent to incorporation by reference in the Registration Statement No. 333-22803 on Form S-8 of Campbell Soup Company of our report dated June 26, 2007, relating to the statements of net assets available for benefits of the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2006 annual report on Form 11-K of Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees.

/s/ Parente Randolph, LLC

Philadelphia, Pennsylvania
June 26, 2007

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